EXHIBIT 23.1

[LOGO]
Mayer Hoffman McCann P.C.
An Independent CPA Firm

13577 Feather Sound Drive, Suite 400 ▪ Clearwater, Florida  33762
Main: 727.572.1400 ▪ Fax: 727.571.1933 ▪ www.mhm-pc.com

Consent Of Independent Registered Public Accounting Firm

We have issued our report dated February 9, 2015 on the consolidated balance sheet of Inuvo, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for the years then ended appearing in its Annual Report on Form 10-K as filed with the Securities and Exchange.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Inuvo, Inc. of Inuvo, Inc. on Form S-8 for the Inuvo, Inc. 2010 Equity Compensation Plan.

Mayer Hoffman McCann, P.C.
/s/ Mayer Hoffman McCann, P.C.

April 28, 2015
Clearwater, Florida